Genesee & Wyoming Reports Results for the Second Quarter of 2007;

Announces Four Million Share Repurchase Program

GREENWICH, Conn., August 1, 2007/PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the second quarter of 2007 of $10.7 million compared with net income of $117.7 million in the second quarter of 2006. GWI's diluted earnings per share (EPS) in the second quarter of 2007 were $0.27 with 40.4 million shares outstanding, compared with EPS of $2.76 with 42.6 million shares outstanding in the second quarter of 2006.

Results for the second quarter of 2007 included losses related to GWI’s hurricane-damaged Mexican operations of $4.5 million pre-tax and after-tax, which reduced earnings by $0.11 per diluted share (1). Results for the second quarter of 2006 included certain gains and charges, primarily related to the sale of the Western Australia operations of the Australian Railroad Group (ARG) that totaled $183.4 million pre-tax ($102.6 million after-tax) and increased earnings by $2.41 per diluted share.

The financial impact of GWI’s Mexican operations, which are currently being liquidated and closed due to severe damage caused by Hurricane Stan in October 2005, is presented in the chart below.

Impact of Mexican Operations on Q2 2007 ($ in millions, except per share amounts)

	After-Tax	EPS
	Amount	Impact
Restructuring and related charges (a)	$(3.1)	$(0.08)
Write-off of deferred financing fees (b)	(0.6)	(0.01)
Operating loss (excludes restructuring)	(0.8)	(0.02)
Total impact of Mexico	$(4.5)	$(0.11)

(a) Includes $2.7 million restructuring expense and $0.4 million of related charges
(b) Included within interest expense

GWI also announced today that its Board of Directors has authorized the repurchase of up to four million shares of GWI common stock. The repurchases may occur from time to time in the open market, including under 10b5-1 plans, or in privately negotiated transactions. Subject to market conditions and other corporate factors, GWI expects to complete the repurchases during 2007. During the first and second quarters of 2007, GWI repurchased 2.5 million shares at an average price of $26.42 per share under previously authorized programs.

Operating Results

In the second quarter of 2007, GWI's revenue increased 16.3% to $132.1 million, compared with $113.6 million in the second quarter of 2006. Of this $18.5 million increase, $14.7 million was from acquisitions, primarily Genesee & Wyoming Australia Pty Ltd (GWA). Same railroad revenue increased $3.9 million, or 3.4%, as a result of a $4.9 million increase in non-freight revenue, primarily due to higher revenue in South Australia, higher revenue from industrial switching and higher revenue at GWI’s port railroads, offset by a $1.0 million decline in freight revenue.

The decline in same railroad freight revenue was the result of an 8.2% decrease in carloads, partially offset by an increase in average revenue per carload of 7.6%. The decrease in freight revenue was composed of a $2.1 million decline in Coal due primarily to power plant maintenance in Illinois and a $0.9 million decline in Other commodities due primarily to lower haulage traffic on the Meridian and Bigbee Railroad (M&B), which was closed to haulage traffic for eight weeks following a trestle failure on May 2, 2007. These declines were partially offset by an increase of $0.7 million in Metals and a net increase of $1.3 million from all remaining commodities. The increase in same railroad average revenue per carload was due to higher rates of 7.7% and change in commodity mix of 1.3%, partially offset by lower fuel surcharges of 1.4%. Including acquisitions, GWI’s average revenue per carload increased 5.9%.

GWI's operating income in the second quarter of 2007 was $17.5 million, compared with $16.3 million in the second quarter of 2006. The operating ratio was 86.8% in the second quarter of 2007, compared with an operating ratio of 85.6% in the second quarter of 2006. The operating income for the second quarter of 2007 was impacted by an operating loss of $3.9 million from the Mexican operations, including the restructuring and related charges. Operating income for the second quarter of 2006 was impacted by ARG Sale-related expenses of $4.9 million, a gain on an insurance settlement of $1.9 million and an operating loss of $1.1 million from the Mexican operations. Excluding these items, the operating ratio would have been 82.9% and 80.8%, respectively, for the three months ended June 30, 2007 and 2006 (2).

Free Cash Flow (3)

On June 1, 2006, GWI and its joint venture partner, Wesfarmers Limited, completed the sale of their Western Australia operations and certain other assets of the Australian Railroad Group (ARG Sale). Also on June 1, 2006, GWI completed the acquisition of certain South Australian operations of ARG (GWA Purchase). The net proceeds from these transactions totaled $282.7 million in the six months ended June 30, 2006. Although the ARG Sale occurred in 2006, the payment of taxes to the Australian government related to the transaction totaling $95.6 million was not required until June 2007.

($ in millions)	Six Months Ended June 30,
	2007	2006
Net cash (used in) provided by operating activities (a)	$(46.4)	$44.5
Net cash (used in) provided by investing activities (b)	(18.6)	264.2
Cash used for acquisitions/proceeds from divestitures	-	(282.7)
Australian taxes on ARG Sale	95.6	-
Free cash flow	$30.6	$26.0

(a)	Includes Australian taxes on the ARG sale totaling $95.6 million in 2007
(b)	Includes net proceeds from the ARG Sale and GWA Purchase in 2006

GWI’s operations generated free cash flow of $30.6 million in the six months ended June 30, 2007. For the six months ended June 30, 2006, GWI’s operations generated $26.0 million in free cash flow.

Including the Australian tax payment, for the six months ended June 30, 2007, GWI used net cash in its operating activities of $46.4 million. For the six months ended June 30, 2006, GWI generated net cash from operating activities of $44.5 million. Net cash used in investing activities in the first six months of 2007 included $24.7 million in purchases of property and equipment, partially offset by $6.1 million in cash received from government grants and insurance proceeds for capital projects completed in 2006 as well as cash from dispositions.

Comments from the Chief Executive Officer

John C. Hellmann, Chief Executive Officer of GWI, commented, “Second quarter financial results from our U.S., Canadian and Australian operations were consistent with our expectations. Our South Australian business continues to perform well despite the impact of last year’s drought on current grain traffic. Our U.S. ports traffic is strong, and the overall rate environment is good. These strengths are compensating for lower lumber and forest products traffic due to the weak U.S. housing market and lower shipments of pulp and paper, particularly newsprint. With coal traffic resuming after the completion of maintenance at two major coal-fired power plants in May and haulage traffic resuming after restoration of full service on the M&B in July, we believe we are well positioned for the second half of 2007.

“The closure of our Mexican railroad is proceeding as planned, with operations scheduled to end in the third quarter and the liquidation of assets expected to be completed by year-end. Meanwhile, we continue to work on acquisition and investment opportunities, particularly natural resource-related projects and international targets.

“Our announcement of a four million share repurchase program reflects our strong long-term outlook for the intrinsic value of GWI. At the same time, however, we are retaining significant financial capacity to execute acquisitions.”

Conference Call and Webcast Details

As previously announced, GWI's conference call to discuss financial results for the second quarter will be held Wednesday, August 1, 2007 at 11:00 a.m. (Eastern Time). The dial-in number for the teleconference is (877) 209-0397; outside U.S., call (612) 332-0932, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "Second Quarter Earnings Audio Webcast." An audio replay of the conference call will be accessible via the Investors tab of GWI's website starting at 2:30 p.m. Wednesday, August 1, 2007.

About Genesee & Wyoming Inc.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Operations currently include 48 railroads organized in 10 regions, as well as service at 12 U.S. ports, contract coal loading and industrial switching. GWI operates more than 6,800 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic conditions, customer demand, increased competition in relevant markets and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

(1) The losses related to GWI’s hurricane-damaged Mexico operations described above are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934 and are not intended to replace net income of the Mexico Operations segment, calculated on a basis consistent with Generally Accepted Accounting Principles (GAAP) in the United States of America. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to net income of the Mexico Operations segment calculated in accordance with GAAP, is included in the tables attached to this press release.

(2) The operating ratios that exclude the items described above are non-GAAP financial measures and are not intended to replace the operating ratios calculated using total operating expenses and total revenues, calculated on a basis consistent with GAAP. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to the operating ratios calculated using amounts determined in accordance with GAAP, is included in the tables attached to this press release.

(3) Free Cash Flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to net cash provided by operating activities is included in the tables attached to this press release.

SOURCE Genesee & Wyoming Inc.

Michael Williams of GWI Corporate Communications
1-203-629-3722
mwilliams@gwrr.com

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

OPERATING REVENUES	$132,149	$113,590	$262,976	$226,572

OPERATING EXPENSES	114,652	97,245	223,410	188,167
INCOME FROM OPERATIONS	17,497	16,345	39,566	38,405

GAIN ON SALE OF EQUITY INVESTMENT IN ARG	-	208,423	-	208,423
INVESTMENT LOSS - BOLIVIA	-	(5,878)	-	(5,878)
EQUITY LOSS OF UNCONSOLIDATED INTERNATIONAL AFFILIATES	-	(12,759)	-	(10,752)
INTEREST INCOME	2,624	1,082	5,987	1,182
INTEREST EXPENSE	(4,401)	(4,689)	(8,224)	(9,697)
OTHER INCOME, NET	977	1,037	894	1,483

INCOME BEFORE INCOME TAXES	16,697	203,561	38,223	223,166

PROVISION FOR INCOME TAXES	5,954	85,812	13,160	91,403

NET INCOME	$10,743	$117,749	$25,063	$131,763

BASIC EARNINGS PER COMMON SHARE	$0.30	$3.12	$0.69	$3.51

WEIGHTED AVERAGE SHARES - BASIC	35,847	37,680	36,554	37,515

DILUTED EARNINGS PER COMMON SHARE	$0.27	$2.76	$0.61	$3.10

WEIGHTED AVERAGE SHARES - DILUTED	40,425	42,602	41,141	42,533

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30,	December 31,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$105,623	$240,206
Accounts receivable, net	117,637	117,099
Materials and supplies	10,262	11,302
Prepaid expenses and other	12,324	14,695
Deferred income tax assets, net	7,687	7,617
Total current assets	253,533	390,919

PROPERTY AND EQUIPMENT, net	596,666	573,292
INVESTMENT IN UNCONSOLIDATED AFFILIATES	4,636	4,644
GOODWILL	38,626	37,788
INTANGIBLE ASSETS, net	118,887	120,669
OTHER ASSETS, net	9,650	11,055
DEFERRED INCOME TAX ASSETS, net	2,663	2,697
Total assets	$1,024,661	$1,141,064

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$2,483	$4,372
Accounts payable	95,574	98,186
Accrued expenses	36,929	38,364
Income tax payable - Australia	2,684	91,925
Deferred income tax liabilities, net	495	291
Total current liabilities	138,165	233,138

LONG-TERM DEBT, less current portion	231,779	241,313
DEFERRED INCOME TAX LIABILITIES, net	77,272	72,876
DEFERRED ITEMS - grants from governmental agencies	65,080	56,588
OTHER LONG-TERM LIABILITIES	17,004	16,962

TOTAL STOCKHOLDERS' EQUITY	495,361	520,187
Total liabilities and stockholders' equity	$1,024,661	$1,141,064

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,063	$131,763
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	15,932	14,250
Compensation cost related to equity awards	2,754	4,787
Excess tax benefits from share-based compensation	(815)	(3,445)
Deferred income taxes	3,836	10,827
Gain on insurance recovery	-	(1,937)
Gain on sale of equity investment in ARG	-	(208,423)
Net gain on sale of assets	(444)	(132)
Decrease/(increase) in cash surrender value of split dollar life insurance	66	(281)
Non-cash restructuring charges	2,704	-
Write-off of deferred financing fees from early extinguishment of debt	561	-
Investment loss - Bolivia	-	5,878
Equity income of unconsolidated international affiliates, net of tax	-	7,500
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	2,293	2,817
Materials and supplies	1,364	(1,937)
Prepaid expenses and other	1,537	(207)
Accounts payable and accrued expenses	(8,157)	1,324
Income tax payable - Australia	(94,103)	82,070
Other assets and liabilities, net	1,017	(344)
Net cash (used in) provided by operating activities	(46,392)	44,510

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of government grants	(20,773)	(18,690)
Proceeds from ARG Sale	-	296,277
Cash paid for acquisitions, net	-	(13,611)
Insurance proceeds for the replacement of assets	1,715	-
Premiums paid on split dollar life insurance	(61)	(89)
Proceeds from disposition of property and equipment	570	343
Net cash (used in) provided by investing activities	(18,549)	264,230

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(14,286)	(182,832)
Proceeds from issuance of long-term debt	-	92,500
Net proceeds from employee stock purchases	2,431	3,969
Treasury stock purchases	(65,144)	-
Excess tax benefits from share-based compensation	815	3,445
Net cash used in financing activities	(76,184)	(82,918)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	6,542	(2,224)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(134,583)	223,598
CASH AND CASH EQUIVALENTS, beginning of period	240,206	18,669
CASH AND CASH EQUIVALENTS, end of period	$105,623	$242,267

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2007		2006
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$86,209	65.2%	$82,923	73.0%
Non-freight	45,940	34.8%	30,667	27.0%

Total revenues	$132,149	100.0%	$113,590	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$43,317	32.8%	$42,746	37.6%
Equipment rents	10,018	7.6%	9,119	8.0%
Purchased services	11,650	8.8%	8,372	7.4%
Depreciation and amortization	8,038	6.1%	6,939	6.1%
Diesel fuel used in operations	12,025	9.1%	11,357	10.0%
Diesel fuel sold to third parties	5,256	4.0%	1,631	1.4%
Casualties and insurance	4,214	3.2%	4,139	3.6%
Materials	7,461	5.7%	5,704	5.0%
Net gain on sale of assets	(394)	-0.3%	(38)	0.0%
Gain on insurance recovery	-	0.0%	(1,937)	-1.7%
Other expenses	10,363	7.8%	9,213	8.2%
Restructuring	2,704	2.0%	-	0.0%

Total operating expenses	$114,652	86.8%	$97,245	85.6%

Functional Classification
Transportation	$43,659	33.1%	$38,880	34.2%
Maintenance of ways and structures	13,794	10.4%	10,412	9.2%
Maintenance of equipment	19,048	14.4%	16,078	14.2%
Diesel fuel sold to third parties	5,256	4.0%	1,631	1.4%
General and administrative	22,547	17.1%	25,280	22.2%
Net gain on sale of assets	(394)	-0.3%	(38)	0.0%
Gain on insurance recovery	-	0.0%	(1,937)	-1.7%
Depreciation and amortization	8,038	6.1%	6,939	6.1%
Restructuring	2,704	2.0%	-	0.0%

Total operating expenses	$114,652	86.8%	$97,245	85.6%

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2007		2006
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$174,844	66.5%	$168,437	74.3%
Non-freight	88,132	33.5%	58,135	25.7%

Total revenues	$262,976	100.0%	$226,572	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$86,524	32.9%	$79,937	35.3%
Equipment rents	19,920	7.6%	19,025	8.4%
Purchased services	21,899	8.3%	15,724	6.9%
Depreciation and amortization	15,932	6.1%	14,250	6.3%
Diesel fuel used in operations	23,525	9.0%	22,632	10.0%
Diesel fuel sold to third parties	10,198	3.9%	1,631	0.7%
Casualties and insurance	9,433	3.6%	6,921	3.1%
Materials	13,944	5.3%	11,499	5.1%
Net gain on sale of assets	(444)	-0.2%	(132)	-0.1%
Gain on insurance recovery	-	0.0%	(1,937)	-0.9%
Other expenses	19,775	7.5%	18,617	8.2%
Restructuring	2,704	1.0%	-	0.0%

Total operating expenses	$223,410	85.0%	$188,167	83.0%

Functional Classification
Transportation	$86,021	32.7%	$77,280	34.1%
Maintenance of ways and structures	25,701	9.8%	20,338	9.0%
Maintenance of equipment	38,135	14.5%	32,511	14.3%
Diesel fuel sold to third parties	10,198	3.9%	1,631	0.7%
General and administrative	45,163	17.2%	44,226	19.6%
Net gain on sale of assets	(444)	-0.2%	(132)	-0.1%
Gain on insurance recovery	-	0.0%	(1,937)	-0.9%
Depreciation and amortization	15,932	6.1%	14,250	6.3%
Restructuring	2,704	1.0%	-	0.0%

Total operating expenses	$223,410	85.0%	$188,167	83.0%

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2007			June 30, 2006
	Freight		Average Revenue	Freight		Average Revenue
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Pulp & Paper	$17,080	30,956	$552	$17,328	34,817	$498
Coal, Coke & Ores	12,922	42,513	304	14,998	47,335	317
Minerals & Stone	10,751	36,128	298	8,935	25,423	351
Metals	10,067	21,704	464	9,344	21,475	435
Lumber & Forest Products	9,927	23,383	425	9,405	24,409	385
Farm & Food Products	8,986	16,813	534	5,947	16,321	364
Chemicals-Plastics	6,430	10,244	628	6,265	10,611	590
Petroleum Products	5,519	7,012	787	5,256	7,090	741
Autos & Auto Parts	2,187	4,137	529	2,114	4,017	526
Intermodal	279	563	496	405	920	440
Other	2,061	9,672	213	2,926	14,440	203

Totals	$86,209	203,125	424	$82,923	206,858	401

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2007			June 30, 2006
	Freight		Average Revenue	Freight		Average Revenue
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Pulp & Paper	$34,608	63,013	$549	$34,727	70,179	$495
Coal, Coke & Ores	28,800	91,629	314	32,022	99,030	323
Farm & Food Products	19,570	40,315	485	12,083	32,531	371
Minerals & Stone	19,502	66,120	295	17,134	45,462	377
Metals	19,224	41,722	461	18,745	43,867	427
Lumber & Forest Products	18,685	44,325	422	18,934	49,841	380
Chemicals-Plastics	12,683	20,812	609	12,504	21,610	579
Petroleum Products	11,708	15,239	768	11,707	15,652	748
Autos & Auto Parts	4,024	7,742	520	3,779	7,451	507
Intermodal	560	1,100	509	855	1,955	437
Other	5,480	25,141	218	5,947	28,054	212

Totals	$174,844	417,158	419	$168,437	415,632	405

Reconciliation of non-GAAP Financial Measures

This earnings release contains the losses related to GWI’s hurricane-damaged Mexico operations, free cash flow and adjusted operating ratios, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Losses of Mexico Operations Description and Discussion

Management views the losses related to GWI’s hurricane-damaged Mexico operations, which exclude interest income and interest expense related to financing and investing activities, as an important financial measure of the impact of those operations on the consolidated financial results of GWI. Such financing and investing activities are managed at the consolidated level. As a result of the centralized decision-making, effective June 8, 2007, GWI fully settled the third-party debt of its Mexico operations through its U.S. operations. The losses related to GWI’s hurricane-damaged Mexico operations, which exclude interest income and interest expense related to financing and investing activities, are not intended to represent, and should not be considered more meaningful than, or as an alternative to, the net loss of GWI’s Mexico Operations segment determined in accordance with Generally Accepted Accounting Principles (GAAP).

The following table sets forth a reconciliation of the losses (impact) related to GWI’s hurricane-damaged Mexico operations, which exclude interest income and interest expense related to financing and investing activities, to the reported net losses of GWI’s Mexico Operations segment ($ in millions):

For the Three Months Ended June 30, 2007

Total impact of Mexico	$(4.5)
Write-off of deferred financing fees (a)	0.6
Interest expense, net	(1.2)
Net loss of Mexico Operations segment	$(5.1)

(a) Included within interest expense, net

Operating Ratio Description and Discussion

Management views the Operating Ratio, calculated as total Operating Expenses divided by total Revenues, as an important measure of GWI’s operating performance. Because management believes it is useful for investors in assessing GWI's financial results compared to the same period in the prior year, Adjusted Operating Ratios for the three months ended June 30, 2007, are presented excluding the impact of restructuring and other related charges in Mexico. The Adjusted Operating Ratios for the three months ended June 30, 2006, are presented excluding the effects of certain ARG Sale-related expenses and a gain on insurance settlement. The Adjusted Operating Ratios presented excluding these effects are not intended to represent, and should not be considered more meaningful than, or as an alternative to, the Operating Ratios calculated using amounts determined in accordance with GAAP.

The following table sets forth a reconciliation of GWI's Operating Ratio calculated using amounts determined in accordance with GAAP to the Adjusted Operating Ratios described above for the three months ended June 30, 2007 and 2006 ($ in millions):

	For the Three Months Ended June 30, 2007
	Total Revenues	Total Operating Expenses	Operating Ratio

As Reported	$132.1	$114.7	86.8%
Operating Loss in Mexico	(6.8)	(10.7)

Excluding Above Items	$125.2	$104.0	82.9%
	For the Three Months Ended June 30, 2006
	Total Revenues	Total Operating Expenses	Operating Ratio

As Reported	$113.6	$97.2	85.6%
ARG Sale-Related Expenses	-	(4.9)
Gain on Insurance Settlement	-	1.9
Operating Loss in Mexico	(7.2)	(8.2)

Excluding Above Items	$106.4	$86.0	80.8%

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities less Net Cash Used in/Provided by Investing Activities, excluding the Cost of Acquisitions/Proceeds from Divestitures and directly related tax effects. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities to GWI's Free Cash Flow ($ in millions):

	Six Months Ended June 30,
	2007	2006
Net cash (used in) provided by operating activities	$(46.4)	$44.5
Net cash (used in) provided by investing activities	(18.6)	264.2
Cash used for acquisitions/proceeds from divestitures	-	(282.7)
Australian taxes on ARG Sale	95.6	-
Free cash flow	$30.6	$26.0